EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Dianne M. Grenz
Senior Vice President
Director Shareholder and Public Relations
973-305-3380

VALLEY NATIONAL BANK RECEIVES RATING UPGRADE

FROM MOODY’S INVESTORS SERVICE

WAYNE, N.J. –Wednesday, March 14, 2007 - Valley National Bank, the wholly-owned subsidiary of Valley National Bancorp (NYSE:VLY) (“Valley”), announced today that Moody’s Investors Service has raised the ratings of Valley National Bank based on Valley’s “strong asset quality, good operating efficiency, the profitability and balance inherent in its mix of commercial and consumer businesses and the strength of its New Jersey deposit franchise.”

Rating Factors	Old Rating	New Rating
Bank Deposits	A2	A1
Issuer Rating	A2	A1

“Valley is pleased with the Moody’s upgrade,” said Gerald H. Lipkin, Chairman, President & CEO. “It is consistent with Valley’s longstanding focus on credit quality and the fundamentals of long-term performance for its shareholders. The increase in our credit ratings by Moody’s is timely, in light of the recent headline news attributable to the difficulties in the subprime mortgage market, and further supports Valley’s credit culture. Valley has historically refrained from originating or purchasing subprime mortgage loans for either its mortgage or investment portfolios. Valley’s long standing opposition to option arms and subprime lending is based upon its strategy to build shareholder value without offering products that offer short term rewards but could have a negative effect in the long term.”

Valley’s approach to mortgage lending has consistently produced lower delinquencies than most of its competitors. At the end of February, Valley’s $2.5 billion residential mortgage and home equity portfolio had delinquencies totaling approximately 0.22 percent, in contrast to 2.57 percent for industry-wide prime mortgage portfolios during the fourth quarter of 2006 as recently reported by the Mortgage Bankers Association (“MBA”). The MBA also stated subprime mortgage delinquencies rose to 13.33 percent in the fourth quarter of 2006; as noted above, Valley does not participate in the subprime market.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 1-800-522-4100.

Forward-Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ from those contemplated by such forward-looking statements include, among others, the following: unanticipated changes in the direction of interest rates, effective income tax rates, loan and investment prepayments and assumptions, levels of loan quality and origination volume, relationships with major customers, as well as the effects of unanticipated economic conditions and legal and regulatory barriers including compliance issues related to AML/BSA compliance and the development of new tax strategies or the disallowance of prior tax strategies. Valley assumes no obligation for updating any such forward-looking statement at any time.

# # #